Exhibit 10(t)
                           GENERAL ELECTRIC COMPANY
                  1995 EXECUTIVE OFFICER DEFERRED SALARY PLAN


I.    ELIGIBILITY
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      To maximize the ability of General Electric Company ("Company") to obtain a federal tax deduction for compensation to be paid to its Executive Officers in 1995, each Executive Officer of the Company who is expected to be paid more than $1 million in base salary compensation in 1995 shall be eligible to participate in this Plan.

II.   DEFERRAL OF SALARY
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            1.    Each Executive Officer eligible to participate in this
            Plan ("Participant") shall be given an opportunity to irrevocably elect, prior to any deferral hereunder:

                  (a) the portion (minimum of 10%, maximum of 100%) of the
            Participant's 1995 base salary to be deferred, and

                  (b) the form of payout alternative as set forth in
            Section V.

            2. Commencing with base salary earned for January 1995, the Participant's total base salary elected to be deferred under this Plan will be deferred in ratable installments through the month of December 1995, and will be credited to the Participant's deferred salary cash account ("Deferred Account") as of the end of the month of deferral ("Deferral Date").

III.  SPECIAL ONE-TIME MATCHING MAKE-UP CREDIT
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                  As of December 31, 1995, a special one-time credit shall
            be made to the Deferred Account of each Participant who is actively employed by the Company on such date to make up for the matching Company payment that would otherwise have been available under the Company's Savings and Security Program.
            The amount of such credit shall equal 3.5% of the total 1995 base salary deferred under this Plan by the Participant (excluding interest). Such credit shall not be provided for any Participant who has terminated employment with the Company for any reason prior to December 31, 1995, or is not actively employed on such date.

IV.   MANNER OF ACCOUNTING
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            1.    Each Deferred Account shall be unfunded, unsecured and
            nonassignable, and shall not be a trust for the benefit of any Participant.

            2. Except as may be otherwise provided in Section V or VIII, the Participant's Deferred Account will be credited with (a) the amount of base salary deferred on each Deferral Date as set forth in Section II. 2., the special one-time matching make-up credit as set forth in Section III, and (c) interest at the annual rate of 14% compounded annually on each December 31.

V.    PAYMENT OF DEFERRED ACCOUNT
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            1.    Payment of a Participant's Deferred Account will be made
            only after termination of employment of the Participant.

            2. If no manner of payment election is made, the Deferred Account will be paid in 10 annual installments commencing on March 1 (or as soon thereafter as practical) following the year of termination of employment.

            3. At the time of election to defer base salary, a Participant may irrevocably elect: (a) the number of annual payout installments (minimum of 10, maximum of 20) of the Deferred Account commencing on March 1 (or as soon thereafter as practical) following the year of termination of employment, unless (b) a lump sum payment of the Deferred Account is elected in which case the lump sum payment will be made on March 1 (or as soon thereafter as practical) following the year of termination of employment.

            4. Participants who terminate their employment on or after December 31, 1995 because of retirement, death or disability, or Participants who terminate their employment on or after December 31, 1999 for any reason, will receive payouts based on Deferred Account accumulations at the 14% interest rate. Payments will be made pursuant to Section V.2 or V.3 above beginning on March 1 (or as soon thereafter as practical) following the year of termination of employment.

            5. Unless waived by the Management Development and Compensation Committee of the Board of Directors ("MDCC"), if the Participant terminates employment prior to December 31, 1995 for any reason, or prior to December 31, 1999 for any reason other than retirement, death, or disability, the Participant's Deferred Account will be paid in a lump sum as soon as practical following the date of termination, along with simple interest credited at an annual rate of 3% rather than the rate specified in Section IV.

VI.   DEATH BENEFITS
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      In the event of a Participant's death prior to receiving any or all payments to which the Participant is entitled, the remaining Deferred Account shall be paid at the time and in the manner provided in Section V to the beneficiary or beneficiaries designated by the Participant on a beneficiary designation form properly file by the Participant with the Company in accordance with established administrative procedures. If no such designated beneficiary survives the Participant, such remaining benefits shall be paid as set forth above to the Participant's estate.

VII.  ADMINISTRATION AND INTERPRETATION
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      This Plan shall be administered by the MDCC, which shall have full power and authority on behalf of the Company to administer and interpret the Plan in its sole discretion. All MDCC decisions with respect to the administration and interpretation of the Plan shall be final and binding upon all persons.





VIII. AMENDMENT OF THE PLAN
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      This Plan may be amended, suspended or terminated at any time by the
MDCC. In addition, the MDCC may alter or amend the payout schedule of any or all of the accrued benefits of a Participant at any time.

IX.   EFFECTIVE DATE
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      The effective date of this Plan shall be January 1, 1995.